Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES THIRD QUARTER 2018 RESULTS

•	Solid volume growth of 4% drives net sales of $222.0 million

•	Net income of $19.7 million and earnings per diluted share of $1.47

•	Strong operating performance drives a 21% increase in non-GAAP earnings per diluted share to $1.60 and a 12% increase in adjusted EBITDA to $33.0 million

November 1, 2018

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced a net sales increase of 4% to $222.0 million in the third quarter of 2018 compared to $212.9 million in the third quarter of 2017 driven by an increase in volume of 4% and selling price and product mix of 3% which offset a 3% negative impact from foreign exchange. This increase in net sales, coupled with a higher current quarter gross margin of 36.5% as compared to 35.1% in the prior year period, drove a $6.3 million or 8% increase in gross profit quarter-over-quarter. The Company’s third quarter of 2018 net income was $19.7 million or $1.47 per diluted share compared to the prior year quarter’s net income of $11.1 million or $0.83 per diluted share. Excluding total combination-related expenses and all other non-core items in each period, the Company’s solid current quarter operating performance, coupled with a lower effective tax rate, drove non-GAAP earnings per diluted share to $1.60, a 21% increase compared to non-GAAP earnings per diluted share of $1.32 in the prior year period. In addition, the Company’s adjusted EBITDA increased 12% to $33.0 million in the third quarter of 2018 compared to $29.4 million in the prior year period. These results were achieved despite a negative impact from foreign exchange on earnings of approximately 6% or $0.09 per diluted share in the current quarter. The Company’s operating performance also drove strong net operating cash flow of $31.2 million in the third quarter of 2018, increasing its year-to-date net operating cash flow to $50.9 million, a 25% increase compared to the first nine months of 2017.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased with our third quarter results despite several market challenges, including foreign exchange headwinds. Our volume growth was solid, increasing 4% compared to the prior year, and we continued to exceed our base markets’ growth which we estimated at 1% year-over-year. Our gross margins were up significantly compared to the prior year and flat sequentially, as our price increases continued to outpace increasing raw material costs. We also continued to show good cost control which, coupled with our revenue and margin expansion, resulted in a 12% increase in adjusted EBITDA for the third quarter as well as a 21% increase in non-GAAP earnings per diluted share compared to the prior year. These strong increases were achieved despite a 6% negative impact from foreign exchange on earnings.”

Mr. Barry continued, “Looking forward to the fourth quarter of the year, we do expect some potential headwinds such as a strong U.S. dollar and higher raw material costs. However, we also anticipate modest growth in our overall base markets similar to the third quarter and expect our volume growth will exceed this due to continued market share gains, which will help offset some of the fourth quarter headwinds we foresee. In addition, we are implementing additional price increases where necessary and expect our gross margins to be in the low to mid 36 percent range. Overall, we expect to continue our year-over-year non-GAAP earnings per diluted share and adjusted EBITDA growth in the fourth quarter. Concerning the Houghton combination, we are making progress with both the U.S. and European regulatory authorities and expect to receive approval and close sometime in December or January.  Overall, I continue to be confident in our future given our modestly growing global end markets, our continued market share gains, U.S. Tax Reform and the benefits we will achieve through the upcoming combination with Houghton.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Third Quarter of 2018 Summary

Net sales grew $9.1 million or 4% in the third quarter of 2018, increasing to $222.0 million compared to $212.9 million in third quarter of 2017. The Company’s third quarter of 2018 net sales benefited from quarter-over-quarter increases in volume of 4% as well as selling price and product mix of 3%, partially offset by a negative impact from foreign currency translation of approximately 3% or $5.2 million.

Gross profit in the third quarter of 2018 increased $6.3 million or 8% from the third quarter of 2017, primarily due to the increase in net sales, noted above, as well as a higher gross margin of 36.5% in the third quarter of 2018 compared to 35.1% in the prior year quarter. The increase in the Company’s current quarter gross margin was primarily driven by pricing initiatives and the mix of certain products sold which more than offset raw material cost increases.

SG&A increased $2.2 million during the third quarter of 2018 compared to the third quarter of 2017 driven by the impact of higher labor-related costs primarily from annual merit increases and incentive based compensation due to the Company’s strong operating performance in the current quarter, partially offset by the positive impact of foreign currency translation.

During the third quarter of 2018, the Company incurred $2.9 million of legal, financial, and other advisory and consultant expenses for integration planning and regulatory approvals related to the pending combination with Houghton. Comparatively, the Company incurred $9.7 million of combination-related expenses during the third quarter of 2017 related to costs similar to the current quarter.

Operating income in the third quarter of 2018 was $24.9 million compared to $14.0 million in the third quarter of 2017. The increase in operating income was due to strong net sales and gross profit increases as well as lower Houghton combination-related expenses, noted above, partially offset by an increase in SG&A not related to the pending Houghton combination.

Other expense, net, was $0.5 million in the third quarter of 2018 compared to other income, net, of $0.2 million in the third quarter of 2017. The increase in other expense was primarily the result of foreign currency transaction losses in the current quarter as compared to foreign currency transaction gains in the third quarter of 2017.

Interest expense increased $0.7 million during the third quarter of 2018 compared to the third quarter of 2017, primarily due to higher current quarter costs incurred to maintain the bank commitment for the pending Houghton combination. Interest income decreased $0.2 million in the third quarter of 2018 compared to the third quarter of 2017 primarily due to changes in the level of the Company’s invested cash in certain regions with higher returns.

The Company’s effective tax rates for the third quarters of 2018 and 2017 were 18.5% and 22.1%, respectively. Both of these effective tax rates include the impact of Houghton combination-related expenses, noted above, certain of which were considered non-deductible for the purpose of determining the Company’s effective tax rate. In addition, the Company recorded a tax adjustment of $1.1 million in the third quarter of 2018 to decrease its initial fourth quarter of 2017 estimates associated with the U.S. Tax Cuts and Jobs Act (“U.S. Tax Reform”), which included the one-time charge on deemed repatriation of undistributed earnings (“Transition Tax”). Excluding this current quarter tax adjustment and the impact of the combination-related expenses in each quarter, the Company estimates that its third quarters of 2018 and 2017 effective tax rates would have been approximately 22% and 25%, respectively. This decrease quarter-over-quarter was primarily due to a lower U.S. statutory tax rate of 21% in the current quarter compared to 35% in the prior year period.

Equity in net income of associated companies increased slightly in the third quarter of 2018 compared to the third quarter of 2017, primarily due to higher income from the Company’s interest in a captive insurance company.

The Company’s net income attributable to noncontrolling interest decreased $0.5 million in the third quarter of 2018 compared to the third quarter of 2017, primarily due to the Company’s purchase of the remaining interest in its India joint venture during December 2017.

Foreign exchange negatively impacted the Company’s third quarter of 2018 earnings by approximately 6% or $0.09 per diluted share, including the negative impact from both foreign currency translation and foreign currency transactions quarter-over-quarter, noted above.

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Year-to-Date 2018 Summary

Net sales grew $47.0 million or 8% in the first nine months of 2018, increasing to $656.0 million compared to $609.0 million in the first nine months of 2017. The Company’s first nine months of 2018 net sales benefited from increases in volume of 3%, selling price and product mix of 3%, and a positive impact from foreign currency translation of 2% or $10.2 million.

Gross profit in the first nine months of 2018 increased $20.0 million or 9% from the first nine months of 2017, primarily due to the increase in net sales, noted above, as well as a higher gross margin of 36.2% in the first nine months of 2018 compared to 35.7% in the prior year period. The increase in the Company’s current year gross margin was primarily driven by pricing initiatives and the mix of certain products sold which more than offset raw material cost increases.

SG&A increased $8.6 million in the first nine months of 2018 compared to the prior year period due to similar factors noted in the third quarter of 2018 summary, above, including the impact of higher labor-related costs and a negative impact from foreign currency translation.

During the first nine months of 2018, the Company incurred $12.4 million of legal, financial, and other advisory and consultant expenses for integration planning and regulatory approvals related to the pending combination with Houghton. Comparatively, the Company incurred $23.1 million of combination-related expenses during the first nine months of 2017 related to costs similar to the current year as well as certain due diligence-related costs.

Operating income in the first nine months of 2018 was $67.7 million compared to $45.7 million in the first nine months of 2017. The increase in operating income was due to strong net sales and gross profit increases as well as lower Houghton combination-related expenses, noted above, partially offset by an increase in SG&A not related to the pending Houghton combination.

Other expense, net, was $0.6 million in the first nine months of 2018 compared to $1.4 million in the first nine months of 2017. The decrease in other expense, net, year-over-year was primarily due to a prior year settlement charge in one of the Company’s U.S. pension plans and a current year gain on the sale of a held-for-sale asset, partially offset by foreign currency transaction losses in the current year compared to foreign currency transaction gains in the first nine months of 2017.

Interest expense increased $2.6 million during the first nine months of 2018 compared to the first nine months of 2017, primarily due to higher current year costs incurred to maintain the bank commitment for the pending Houghton combination. Interest income was slightly lower in the first nine months of 2018 compared to the first nine months of 2017 primarily due to changes in the level of the Company’s invested cash in certain regions with higher returns.

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The Company’s effective tax rates for the first nine months of 2018 and 2017 were 21.2% and 32.5%, respectively. Similar to the third quarter of 2018 summary above, the Company’s first nine months of 2018 and 2017 effective tax rates were impacted by the non-deductibility of certain Houghton combination-related expenses. In addition, the current year effective tax rate was impacted by $2.3 million of tax adjustments in 2018 to decrease the Company’s initial estimates associated with U.S. Tax Reform, including the Transition Tax. Excluding these cumulative current year tax adjustments and the impact of combination-related expenses in each period, the Company estimates that its first nine months of 2018 and 2017 effective tax rates would have been approximately 23% and 27%, respectively. The decrease in the Company’s effective tax rate year-over-year was primarily due to a lower U.S. statutory tax rate of 21% in the current year compared to 35% in the prior year.

Equity in net income of associated companies decreased $0.4 million in the first nine months of 2018 compared to the first nine months of 2017, primarily due to lower earnings from the Company’s interest in a captive insurance company.

The Company’s net income attributable to noncontrolling interest decreased $1.4 million in the first nine months of 2018 compared to the first nine months of 2017, primarily due to the Company’s purchase of the remaining interest in its India joint venture during December 2017.

Foreign exchange negatively impacted the Company’s first nine months of 2018 earnings by less than 1% or $0.02 per diluted share, driven by the negative impact from foreign currency transactions year-over-year, noted above, net of a positive impact from foreign currency translation.

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of $31.2 million in the third quarter of 2018 drove a 25% increase in its year-to-date net operating cash flow to $50.9 million as compared to $40.8 million in the first nine months of 2017. The $10.1 million increase in year-to-date net operating cash flow was primarily due to the Company’s strong current year operating performance. In addition, the Company paid a $4.9 million dividend to its shareholders during the third quarter of 2018, increasing its total cash dividends paid to approximately $14.4 million in the first nine months of 2018, which represents a 4% increase year-over-year. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at September 30, 2018 by $47.3 million and the Company’s total debt continued to be less than one times its trailing twelve month adjusted EBITDA.

Houghton Combination

On April 4, 2017, Quaker entered into a share purchase agreement with Gulf Houghton Lubricants, Ltd. to purchase the entire issued and outstanding share capital of Houghton (“the Combination”). The shares will be bought for aggregate purchase consideration consisting of: (i) $172.5 million in cash; (ii) a number of shares of common stock, $1.00 par value per share, of the Company comprising 24.5% of the common stock outstanding upon the closing of the Combination; and (iii) the Company’s assumption of Houghton’s net indebtedness as of the closing of the Combination, which was approximately $690 million at signing. At closing, the total aggregate purchase consideration is dependent on the Company’s stock price and the level of Houghton’s indebtedness. The Company secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the Combination and to provide additional liquidity at closing, and has since replaced these commitments with a syndicated bank agreement with customary terms and conditions. Funding of the syndicated bank agreement is contingent upon closing of the Combination and until then the Company has and will only incur certain interest costs to maintain the banks’ capital commitment. During the third quarter of 2018, the Company extended the bank commitment through December 15, 2018. In addition, the issuance of the Company’s shares at closing of the Combination was subject to approval by Quaker’s shareholders under the rules of the New York Stock Exchange, and approval was received at a meeting of the Company’s shareholders during the third quarter of 2017. Also, the Combination is subject to regulatory approvals in the United States, Europe, China and Australia. The Company received regulatory approval from China and Australia in 2017. The Company continues to expect a regulatory remedy will involve the divestment of some product lines which, in total, are approximately 3% of the revenues of the combined company, and is consistent with the Company’s original projections. The Company has presented a remedy to both the European Commission and the United States Federal Trade Commission and expects to receive approval from both regulatory authorities and close the Combination in December 2018 or January 2019.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

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The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.47	$0.83	$3.87	$2.25
Equity income in a captive insurance company per diluted share	(0.03)	(0.03)	(0.08)	(0.11)
Houghton combination-related expenses per diluted share (a)	0.23	0.52	0.89	1.47
Transition Tax adjustments per diluted share (b)	(0.08)	—	(0.17)	—
U.S. pension plan settlement charge per diluted share	—	—	—	0.09
Cost streamlining initiative per diluted share	—	—	—	0.01
Gain on liquidation of an inactive legal entity per diluted share	(0.03)	—	(0.03)	—
Currency conversion impacts of hyper-inflationary economies per diluted share	0.04	0.00	0.06	0.03
Non-GAAP earnings per diluted share	$1.60	$1.32	$4.54	$3.74

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Quaker Chemical Corporation	$19,690	$11,142	$51,668	$30,040
Depreciation and amortization	4,883	5,017	14,911	14,954
Interest expense (a)	1,510	793	4,804	2,229
Taxes on income before equity in net income of associated companies (b)	4,330	3,140	13,554	14,229
Equity income in a captive insurance company	(440)	(400)	(1,083)	(1,427)
Houghton combination-related expenses (a)	2,904	9,675	11,794	23,088
U.S. pension plan settlement charge	—	—	—	1,860
Cost streamlining initiative	—	—	—	286
Gain on liquidation of an inactive legal entity	(446)	—	(446)	—
Currency conversion impacts of hyper-inflationary economies	520	35	764	375
Adjusted EBITDA	$32,951	$29,402	$95,966	$85,634
Adjusted EBITDA margin (%)	14.8%	13.8%	14.6%	14.1%

(a)	During the three and nine months ended September 30, 2018, the Company incurred $0.9 million and $2.6 million of interest costs, respectively, to maintain the bank commitment related to the pending Combination. These interest costs are included within the caption Houghton combination-related expenses in the reconciliation of GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. These interest costs are included within the caption Interest expense in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA. In addition, Houghton combination-related expenses during the nine months ended September 30, 2018 includes a $0.6 million gain on the sale of a held-for-sale asset, recorded in Other (expense) income, net, in the Company’s Condensed Consolidated Statements of Income.

(b)	Transition Tax adjustments of $1.1 million and $2.3 million during the three and nine months ended September 30, 2018 are included within Taxes on income before equity in net income of associated companies in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA.

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us, including factors related to the previously announced pending Houghton combination and the risk that the transaction may not receive regulatory approval or that regulatory approval may include conditions or other terms not acceptable to us.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Form 10-K for the year ended December 31, 2017, the proxy statement the Company filed on July 31, 2017 and in our quarterly and other reports filed from time to time with the Securities and Exchange Commission. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the third quarter of 2018 results is scheduled for November 2, 2018 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at https://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net sales	$222,022	$212,918	$656,039	$609,010

Cost of goods sold	140,929	138,142	418,562	391,512

Gross profit	81,093	74,776	237,477	217,498
%	36.5%	35.1%	36.2%	35.7%

Selling, general and administrative expenses	53,270	51,092	157,360	148,740
Combination-related expenses	2,904	9,675	12,404	23,088

Operating income	24,919	14,009	67,713	45,670
%	11.2%	6.6%	10.3%	7.5%

Other (expense) income, net	(523)	249	(631)	(1,427)
Interest expense	(1,510)	(793)	(4,804)	(2,229)
Interest income	521	762	1,581	1,825
Income before taxes and equity in net income of associated companies	23,407	14,227	63,859	43,839

Taxes on income before equity in net income of associated companies	4,330	3,140	13,554	14,229
Income before equity in net income of associated companies	19,077	11,087	50,305	29,610

Equity in net income of associated companies	694	617	1,623	2,049

Net income	19,771	11,704	51,928	31,659

Less: Net income attributable to noncontrolling interest	81	562	260	1,619

Net income attributable to Quaker Chemical Corporation	$19,690	$11,142	$51,668	$30,040
%	8.9%	5.2%	7.9%	4.9%

Share and per share data:
Basic weighted average common shares outstanding	13,278,259	13,217,165	13,263,417	13,196,255
Diluted weighted average common shares outstanding	13,315,541	13,251,693	13,297,345	13,238,073

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.48	$0.84	$3.88	$2.26
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.47	$0.83	$3.87	$2.25

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	September 30,	December 31,
	2018	2017
ASSETS

Current assets
Cash and cash equivalents	$99,810	$89,879
Accounts receivable, net	214,056	208,358
Inventories, net	96,605	87,221
Prepaid expenses and other current assets	17,446	21,128
Total current assets	427,917	406,586

Property, plant and equipment, net	82,157	86,704
Goodwill	83,695	86,034
Other intangible assets, net	65,912	71,603
Investments in associated companies	22,471	25,690
Non-current deferred tax assets	15,072	15,661
Other assets	32,065	30,049
Total assets	$729,289	$722,327

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$5,673	$5,736
Accounts and other payables	96,053	97,732
Accrued compensation	24,099	22,846
Other current liabilities	31,485	29,384
Total current liabilities	157,310	155,698

Long-term debt	46,875	61,068
Non-current deferred tax liabilities	9,543	9,653
Other non-current liabilities	82,925	87,044
Total liabilities	296,653	313,463

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2018 - 13,334,364 shares; 2017 - 13,307,976 shares	13,334	13,308
Capital in excess of par value	96,121	93,528
Retained earnings	402,255	365,182
Accumulated other comprehensive loss	(80,332)	(65,100)
Total Quaker shareholders' equity	431,378	406,918
Noncontrolling interest	1,258	1,946
Total equity	432,636	408,864
Total liabilities and equity	$729,289	$722,327

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Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	(Unaudited)
	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities
Net income	$51,928	$31,659
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,386	9,464
Amortization	5,525	5,490
Equity in undistributed earnings of associated companies, net of dividends	2,658	(1,919)
Deferred compensation and other, net	(898)	(1,190)
Share-based compensation	2,847	3,269
Gain on disposal of property, plant and equipment and other assets	(680)	(50)
Insurance settlement realized	(680)	(542)
Combination-related expenses, net of payments	(349)	10,367
Pension and other postretirement benefits	(1,113)	608
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(14,029)	(12,946)
Inventories	(12,719)	(9,272)
Prepaid expenses and other current assets	2,196	(5,217)
Accounts payable and accrued liabilities	6,824	11,755
Restructuring liabilities	-	(675)
Net cash provided by operating activities	50,896	40,801

Cash flows from investing activities
Investments in property, plant and equipment	(8,815)	(8,032)
Payments related to acquisitions, net of cash acquired	(500)	(5,363)
Proceeds from disposition of assets	803	67
Insurance settlement interest earned	102	35
Net cash used in investing activities	(8,410)	(13,293)

Cash flows from financing activities
Proceeds from long-term debt	-	4,472
Repayments of long-term debt	(11,518)	(488)
Dividends paid	(14,385)	(13,893)
Stock options exercised, other	(227)	(2,594)
Distributions to noncontrolling affiliate shareholders	(834)	-
Net cash used in financing activities	(26,964)	(12,503)

Effect of foreign exchange rate changes on cash	(6,168)	4,758

Net increase in cash, cash equivalents and restricted cash	9,354	19,763
Cash, cash equivalents and restricted cash at the beginning of the period	111,050	110,701
Cash, cash equivalents and restricted cash at the end of the period	$120,404	$130,464